Exhibit 5.1

Zürich	Roland Truffer	Dr. Mariel Hoch Classen	Katalyn Billy	Dr. Cédric Chapuis	Zug	Konsulenten
Dr. Christian Steinmann	Dr. Corrado Rampini	Astrid Gilli	Barbara Messmer del Tufo	Saverio Lembo	Michael Trippel	Dr. Thomas Bär
Dr. Nedim Peter Vogt	Dr. Dieter Dubs°°	Lukas Roesler	Tina Balzli	Anne Valérie Julen Berthod	Thomas Stoltz°	Dr. Robert Karrer
Dr. Felix R. Ehrat	Dr. Thomas U. Reutter	Michael Barrot	Dr. Christoph O. Schmid*	Ludivine Boisard	Dr. Daniela Fiorillo	Dr. Hans-Ulrich Freimüller
Prof. Dr. Rolf Watter	Dr. Mani Reinert	Andrea Boog	Nina Probst	Rita Karam	Othmar Aeschi°	Dr. Peter J. Kienast
Daniel Hochstrasser	Dr. Christoph Neeracher	Nadja Jaisli	Claudia Peter	Dr. Andrew M. Garbarski	Dr. Andreas Sidler°	Dr. Marc Blessing
Peter Reinarz*	Dr. Peter Hsu	Stefan Bachmann	Roman Huber	Marie-Christine Balzan	Patrik Odermatt°	Dr. Robert E. Züllig
Dr. Andreas Länzlinger	Dr. René Schwab	Dr. Till Spillmann	Laura Widmer	Carl Schinasi		Prof. Dr. Marc Amstutz
Urs Brügger	Flavia I. Bieri Bürge	Tamer Dürr	Delphine Pannatier Kessler			Stephanie Comtesse
Dr. Ralph Malacrida	Thomas Rohde	Dr. Luca Jagmetti	Céline P. Schmidt	Lugano
Eric Stupp	Sten E. D. Rasmussen	Phyllis Scholl	Florian Schönknecht	Dr. Felix R. Ehrat
Michele Bernasconi	Salvatore Iacangelo	Corina Gilbert-Jucker	Simon Meyer	Paolo Bottini*
Dr. Daniel U. Lehmann*°°	Dr. Michael G. Noth	Dr. Daniel Leu	Olivia Pelli	Dr. Cesare Jermini
Dr. Markus Wang	Urs Kägi	Dr. Charlotte Wieser	Dr. Martin Liebi	Massimo Vanotti		* Eidg. Dipl. Steuerexperte
Tina Wüstemann	Ariane Riedi Wirth	Paula Alonso		Andrea Gamba		° Notar / Notarin
Dr. Andreas J. Bär	Dr. Rashid Bahar	Dr. Manuel Arroyo	Genf	Nicola Bernardoni		°° nicht als Rechtsanwalt /
Matthew T. Reiter	Andrea B. Bolliger*	Dr. Gilles Benedick	Christophe Buchwalder	Andrea Visani		Rechtsanwältin zugelassen

Tyco Electronics Ltd.

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

Zurich, 26 June 2009

Post-Effective Amendment to Registration Statement on Form S-8

Dear Sir or Madam

We have acted as special Swiss counsel to Tyco Electronics Ltd. (the “Company”) in connection with the change of the Company’s place of incorporation from Bermuda to Switzerland by way of a discontinuance from Bermuda and a continuance as a Swiss corporation (Aktiengesellschaft) according to article 161 of the Swiss Code on Private International Law (the “Swiss Continuation”).

This opinion is being rendered at the request of the Company in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-144369) filed with the U.S. Securities and Exchange Commission on or about June 26, 2009 (the “Post-Effective Amendment”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 20’361’542 of the Company’s Common Shares to be issued pursuant to the terms of a separation and distribution agreement by or among Tyco International Ltd., Covidien Ltd. and the Company dated as of 29 June 2007 (the “Plan”).

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments

Bär & Karrer	Zürich	Genf	Lugano	Zug	www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG	Bär & Karrer SA	Bär & Karrer SA	Bär & Karrer AG
	Brandschenkestrasse 90	12, quai de la Poste	Via Vegezzi 6	Baarerstrasse 8
	CH-8027 Zürich	CH-1211 Genève 11	CH-6901 Lugano	CH-6301 Zug
	Tel. +41 (0)58 261 50 00	Tel. +41 (0)58 261 57 00	Tel. +41 (0)58 261 58 00	Tel. +41 (0)58 261 59 00
	Fax +41 (0)58 261 50 01	Fax +41 (0)58 261 57 01	Fax +41 (0)58 261 58 01	Fax +41 (0)58 261 59 01	Eingetragen im
	zuerich@baerkarrer.ch	geneve@baerkarrer.ch	lugano@baerkarrer.ch	zug@baerkarrer.ch	kantonalen Anwaltsregister

as we have deemed necessary or advisable for the purpose of rendering this opinion, including a certified extract, dated June 25, 2009, of the Commercial Register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”) in relation to the continuation of the Company, the Company’s certified articles of association dated June 25, 2009 (the “Articles”), and the documents and confirmations filed with the Commercial Register in connection with the Swiss Continuation.

In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any new Common Shares will be issued and delivered under the Plan, they will be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations (“CO”) and the Articles, (ii) out of authorized share capital in accordance with articles 651 et seq. CO and the Articles, in particular Article 5, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 6. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. As to all jurisdictions other than Switzerland, we have assumed that the Company is not subject to any governmental decree, order or injunction that prohibits the consummation of the Swiss Continuation.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that each Common Share of the Company will be, when issued and delivered on the terms and conditions referred to herein and in the applicable Plan, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG